Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF DECEMBER 18, 2017

BY AND BETWEEN

FIRST FOUNDATION INC.

AND

PBB BANCORP

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINITIONS	2
1.1	Certain Definitions2
ARTICLE II THE MERGER AND RELATED MATTERS	9
2.1	The Merger9
2.2	Effective Time10
2.3	Bank Merger10
2.4	United States Federal Income Tax Consequences10
ARTICLE III CONSIDERATION AND EXCHANGE PROCEDURES	10
3.1	Effect on Capital Stock10
3.2	Exchange Procedures11
3.3	No Fractional Shares13
3.4	Anti-Dilution Provisions13
3.5	Withholding Rights13
3.6	PBB Stock Options14
ARTICLE IV ACTIONS PENDING THE MERGER	14
4.1	Forbearances of PBB14
4.2	Forbearances of FFI18
ARTICLE V REPRESENTATIONS AND WARRANTIES	19
5.1	Disclosure Schedules19
5.2	Representations and Warranties of PBB19
5.3	Representations and Warranties of FFI34
ARTICLE VI COVENANTS	38
6.1	Reasonable Best Efforts38
6.2	Regulatory Filings39
6.3	Press Releases39
6.4	Access; Information39
6.5	Acquisition Proposals42
6.6	California Permit; Proxy to Shareholders.43
6.7	Requisite Shareholder Approval.44
6.8	NASDAQ Listing45
6.9	Certain Policies45
6.10	Notification of Certain Matters45
6.11	Estoppel Letters and Consents46
6.12	Antitakeover Statutes46
6.13	Notice to Customers46
6.14	Indemnification; Directors and Officers Insurance.46
6.15	Benefit Plans.47
6.16	Governance Matters48

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ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION	48
7.1	Conditions to Each Party’s Obligation to Consummate the Merger48
7.2	Conditions to Obligations of PBB49
7.3	Conditions to Obligation of FFI50
ARTICLE VIII TERMINATION	50
8.1	Termination50
8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.50
ARTICLE IX MISCELLANEOUS	50
9.1	Survival of Representations, Warranties and Agreements50
9.2	Waiver; Amendment50
9.3	Counterparts50
9.4	Governing Law50
9.5	Waiver of Jury Trial50
9.6	Expenses50
9.7	Notices50
9.8	Entire Understanding; No Third-Party Beneficiaries50
9.9	Severability50
9.10	Enforcement of the Agreement50
9.11	Waiver of Conditions50
9.12	Interpretation50
9.13	Assignment50
9.14	Alternative Structure50

ANNEX AForm of Non-Solicitation and Confidentiality Agreement

ANNEX BForm of Support Agreement

ANNEX C Form of Certificate of Merger

ANNEX DForm of Bank Merger Agreement

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AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of December 18, 2017 (this “Agreement”), by and between First Foundation Inc., a Delaware corporation (“FFI”) and PBB Bancorp, a California corporation (“PBB”).

RECITALS

WHEREAS, the Board of Directors of PBB has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction in which PBB will, on the terms and subject to the conditions set forth herein, merge with and into FFI (the “Merger”), with FFI being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, PBB and its shareholders, and (iii) resolved to recommend that PBB’s shareholders approve and adopt this Agreement.

WHEREAS, the Board of Directors of FFI has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, FFI and its stockholders.

WHEREAS, immediately after the Merger, Premier Business Bank, a California state-chartered bank and wholly-owned subsidiary of PBB (“Premier Business Bank”), will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of FFI (“First Foundation Bank”), with First Foundation Bank as the surviving bank (the “Bank Merger”).

WHEREAS, the parties intend that the Merger will qualify as a reorganization described  in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, as a material inducement to FFI to enter into this Agreement, and simultaneous with the execution of this Agreement, (i) each of the executive officers and directors of PBB is entering into an agreement substantially in the form of Annex A hereto (the “Non-Solicitation and Confidentiality Agreement”), pursuant to which each shall agree, among other things, to not solicit customers or employees of Premier Business Bank or First Foundation Bank for the prescribed term, and (ii) each of the executive officers and directors of PBB is entering into an agreement substantially in the form of Annex B hereto (the “Support Agreement”), pursuant to which each shall agree, among other things, to vote his or her shares of capital stock of PBB in favor of the approval and adoption of this Agreement.

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Certain Definitions

.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PBB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets or businesses of PBB or its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the consolidated assets, revenues or net income of PBB; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of PBB or Premier Business Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of PBB or Premier Business Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person, or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither PBB nor any of its Affiliates shall be deemed an Affiliate of FFI for purposes of this Agreement prior to the Effective Time and neither FFI nor any of its Affiliates shall be deemed an Affiliate of PBB for purposes of this Agreement prior to the Effective Time.

“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 9.2.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 2.3.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Permit” has the meaning set forth in Section 6.6(a).

“Certificate” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Change in Recommendation” has the meaning set forth in Section 6.7(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Time occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the Commissioner of the Department of Business Oversight of the State of California.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(f).

“Consents” has the meaning set forth in Section 6.11.

“Customer Contract” has the meaning set forth in Section 5.2(aa)(i).

“D&O Insurance” has the meaning set forth in Section 6.14(c).

“DBO” means the Department of Business Oversight of the State of California.

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“DOL” has the meaning set forth in Section 5.2(n)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; or (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to PBB, any entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes PBB, or that is a member of the same “controlled group” as PBB pursuant to Section 4001(a)(14) of ERISA.

“Evaluation Date” has the meaning set forth in Section 5.3(h).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Excluded Shares” means shares of PBB Common Stock owned by PBB or FFI, in each case not held (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FFI” has the meaning set forth in the preamble to this Agreement.

“FFI Benefit Plans” has the meaning set forth in Section 6.15(c).

“FFI Board” means the Board of Directors of FFI.

“FFI Common Stock” means the common stock of FFI.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“First Foundation Bank” has the meaning set forth in the recitals to this Agreement.

“Former PBB Employees” has the meaning set forth in Section 6.15(b).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.14(a).

“IRS” has the meaning set forth in Section 5.2(n)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of California, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) the public announcement or consummation of the transactions contemplated hereby; (G) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof); (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“Maximum Amount” has the meaning set forth in Section 6.14(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the number of whole shares of FFI Common Stock, plus cash in lieu of any fractional share interest, into which shares of PBB Common Stock shall be converted, plus the amount paid for PBB Stock Options, pursuant to the provisions of Article III.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation and Confidentiality Agreement” has the meaning set forth in the recitals to this Agreement.

“OREO” means other real estate owned.

“PBB” has the meaning set forth in the preamble to this Agreement.

“PBB Articles” means the Articles of Incorporation of PBB, as amended.

“PBB Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“PBB Board” means the Board of Directors of PBB.

“PBB Bylaws” means the Bylaws of PBB, as amended.

“PBB Common Stock” means the common stock of PBB.

“PBB Financial Statements” means (i) the audited statements of financial condition (including related notes and schedules, if any) of PBB as of December 31, 2016, 2015 and 2014 and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of PBB for each of the three years ended December 31, 2016, 2015 and 2014, (ii) the unaudited statements of financial condition (including related notes and schedules, if any) of PBB as of September 30, 2017 and the unaudited statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of PBB for the three and nine months ended September 30, 2017, and (iii) the statements of financial condition of PBB (including related notes and schedules, if any) and the statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of PBB with respect to the monthly, quarterly and annual periods ending subsequent to September 30, 2017.

“PBB Loan Property” has the meaning set forth in Section 5.2(p).

“PBB Option” has the meaning set forth in Section 3.6.

“PBB Shareholder Meeting” has the meaning set forth in Section 6.7(a).

“PBB Stock Option Plans” means the Premier Business Bank 2006 Stock Option Plan and the PBB Bancorp 2017 Stock Incentive Plan.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Premier Business Bank” has the meaning set forth in the recitals to this Agreement.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.6(a).

“Registration Statement” has the meaning set forth in Section 6.6(c).

“Representatives” has the meaning set forth in Section 6.5(a).

“Requisite Shareholder Approval” means the approval of the shareholders of PBB required to consummate the Merger in accordance with the CGCL.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.3(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited written proposal made by a Person to acquire, directly or indirectly, including pursuant to a merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of the shares of PBB Common Stock or capital stock of Premier Business Bank then outstanding or all or substantially all of the assets of PBB or Premier Business Bank, which the PBB Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and the financial effect of the liquidated damages and expenses that would be payable by PBB to FFI pursuant to this Agreement, and after taking into account the advice of its financial advisor and outside legal counsel, that (i) the consideration that would be payable to the holders of the PBB Common Stock is more favorable from a financial point of view than the Merger Consideration that would be payable to the holders of PBB Common Stock at the Closing of the Merger, (ii) such proposal is reasonably likely to receive all necessary regulatory and shareholder approvals on a timely basis, and (iii) such proposal is otherwise reasonably likely to be consummated on the terms set forth.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transaction Expenses” means all costs, fees and expenses incurred or to be incurred by PBB and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby up to and including the Closing of the Merger, including but not limited to change-in-control payments, retention and severance payments approved in writing by FFI or Previously Disclosed, the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms (including vendor contracts) in connection with the Merger or Bank Merger or that FFI and PBB otherwise mutually agree to terminate on or before the Closing, the amount(s) paid (whether paid by FFI or its Subsidiaries or PBB or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.14(c) hereof and the fees and expenses of their attorneys, accountants, investment bankers and other advisors.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

ARTICLE II

THE MERGER AND RELATED MATTERS

The Merger

.

(a)The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the DGCL and CGCL, at the Effective Time, PBB shall be merged with and into FFI, with FFI as the surviving corporation.

(b)Surviving Entity.  Upon the consummation of the Merger, the separate corporate existence of PBB shall cease and FFI shall continue as the surviving entity under the laws of the State of Delaware.  The name of “First Foundation Inc.” as the surviving entity of the Merger shall remain “First Foundation Inc.” From and after the Effective Time, FFI, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of PBB.

(c)Certificate of Incorporation and Bylaws of the Surviving Entity.  The Certificate of Incorporation and Bylaws of FFI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of FFI, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

(d)Directors and Officers of the Surviving Entity.  The directors and officers of FFI immediately prior to the Effective Time shall be the directors and officers of FFI, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected; provided, however, that the FFI Board shall take all actions legally necessary to appoint one additional director to the FFI Board in accordance with Section 6.16.

Effective Time

. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, FFI and PBB will file, or cause to be filed, with the Delaware Secretary of State a certificate of merger in substantially the form of Annex C to this Agreement (the “Certificate of Merger”), effecting the Merger. The parties shall cause a copy of the Certificate of Merger certified by the Delaware Secretary of State to be filed with the California Secretary of State immediately following the receipt of such certified copy from the Delaware Secretary of State. The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or such later time as specified in the Certificate of Merger. The date of such filing with the Delaware Secretary of State is herein called the “Closing Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

Bank Merger

.  As soon as practicable after the execution of this Agreement, or on such later date as FFI shall specify, FFI and PBB shall cause First Foundation Bank and Premier Business Bank, respectively, to enter into an agreement of merger in substantially the form of Annex D to this Agreement (the “Bank Merger Agreement”), which provides for the Bank Merger.  First Foundation Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Premier Business Bank shall cease.  Prior to the effective time of the Bank Merger, FFI and PBB shall cause First Foundation Bank and Premier Business Bank, respectively, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger immediately following the consummation of the Merger.

United States Federal Income Tax Consequences

.  The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code.  Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a).

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

Effect on Capital Stock

.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of FFI or PBB:

(a)Effect on PBB Common Stock.  Subject to Section 3.4, each share of PBB Common Stock issued and outstanding immediately prior to the Effective Time (other than

Excluded Shares and Dissenting Shares) shall be converted into the right to receive 1.05 shares of FFI Common Stock (the “Exchange Ratio”).

(b)No Effect on FFI Common Stock.  Each share of FFI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

(c)Cancellation of Excluded Shares.  Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(d)Dissenting Shares.  Any shares of PBB Common Stock held by a Person who dissents from the Merger in accordance with the provisions of the CGCL shall be referred to herein as “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law.

Exchange Procedures

.

(a)Mailing of Transmittal Material.  Provided that PBB has delivered, or caused to be delivered, to an independent exchange agent to be selected by FFI and reasonably acceptable to PBB (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly and in no event later than five (5) Business Days following the Closing Date, mail or deliver to each holder of record of a certificate or certificates (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of PBB Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) which immediately prior to the Effective Time represented outstanding shares of PBB Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the effectiveness of the Merger and containing instructions for use in effecting the surrender of such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.1(a) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates representing all shares of PBB Common Stock covered thereby, subject to the provisions of Section 3.2(e) below.

(b)FFI Deliveries.  At the Effective Time, for the benefit of the holders of Certificates, FFI shall deliver to the Exchange Agent certificates, or at FFI’s option, evidence of shares in book entry form, representing the number of shares of FFI Common Stock issuable to the holders of PBB Common Stock as the Merger Consideration, to be given to the holders of

PBB Common Stock in exchange for their Certificates as provided in this Article III.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FFI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)Exchange Agent Deliveries.

(i)Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of FFI Common Stock into which the aggregate number of shares of PBB Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to FFI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)Each outstanding Certificate which prior to the Effective Time represented PBB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of FFI Common Stock and the right to receive the amount of cash in lieu of any fractional share interest into which such PBB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of PBB of Certificates representing shares of PBB Common Stock and, if such Certificates are presented for transfer, they shall be cancelled against delivery of such Certificates for FFI Common Stock and cash as herein provided.

(d)No Dividends.  No dividends or other distributions of any kind which are declared payable to stockholders of record of FFI Common Stock after the Effective Time will be paid to Persons entitled to receive such certificates for shares of FFI Common Stock until such Persons surrender their Certificates representing shares of PBB Common Stock. Upon surrender of such Certificates representing shares of PBB Common Stock, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of FFI Common Stock as to which the record date and payment date occurred on or after the Effective Time and on or before the date of surrender.

(e)Lost or Destroyed Certificates; Issuances of FFI Common Stock in New Names.  The Exchange Agent and FFI, as the case may be, shall not be obligated to deliver cash and a certificate or certificates representing shares of FFI Common Stock to which a holder of PBB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of PBB for exchange as provided in this Section 3.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the

Exchange Agent. If any certificates evidencing shares of FFI Common Stock are to be issued in a name other than that in which the Certificate evidencing PBB Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of FFI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)Unclaimed Merger Consideration.  Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  FFI and the Exchange Agent shall be entitled to rely upon the stock transfer books of PBB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, FFI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

No Fractional Shares

.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FFI Common Stock will be issued in the Merger.  In lieu thereof, any holder of PBB Common Stock entitled to receive a fractional share of FFI Common Stock but for this Section 3.3 shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such holder’s proportionate interest in a share of FFI Common Stock, and (ii) the price of FFI Common Stock on the Closing Date.  All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Anti-Dilution Provisions

.  If, between the date hereof and the Effective Time, the shares of FFI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly; provided that an offering or sale of FFI Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the FFI Common Stock.

Withholding Rights

.  FFI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of PBB Common Stock or PBB Options such amounts as FFI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of PBB Common Stock or PBB Options, as applicable, in respect of which such deduction and withholding was made by FFI.

PBB Stock Options

.  At the Effective Time, each outstanding option to purchase shares of PBB Common Stock under the PBB Stock Option Plan (each, a “PBB Option”), whether vested or unvested immediately prior to the Effective Time, shall automatically and without any required action on the part of the holder thereof, be canceled and converted into only the right to receive an amount in cash (subject, in each case, to any withholding as provided in Section 3.5 and to FFI’s receipt of an option surrender agreement in a form approved by FFI) equal to the product of (A) the number of shares of PBB Common Stock subject to such PBB Option immediately prior to the Effective Time, and (B) the excess, if any, of (i) the product of (x) the average closing price per share of FFI Common Stock, as reported on the NASDAQ Global Market, for the twenty (20) trading days ending on and including the fifth trading day prior to the Closing Date, and (y) the Exchange Ratio, over (ii) the exercise price per share of such PBB Option. If the exercise price per share of any such PBB Option is equal to or greater than the product of (x) the average closing price per share of FFI Common Stock, as reported on the NASDAQ Global Market, for the twenty (20) trading days ending on and including the fifth trading day prior to the Closing Date, and (y) the Exchange Ratio, such PBB Option shall be canceled without any cash payment being made in respect thereof.  PBB shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding PBB Option with regard to the cancellation of such PBB Option and the payment therefore in accordance with the terms of this Agreement. Subject to the foregoing, the PBB Stock Option Plan and all PBB Options issued thereunder shall terminate at the Effective Time.

ARTICLE IV

ACTIONS PENDING THE MERGER

Forbearances of PBB

.  From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FFI, PBB will not, and will cause each of its Subsidiaries not to:

(a)Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock, or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c)Dividends.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)Compensation; Employment Agreements; Etc.  Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers), but not exceeding 5.0% for any individual employee or more than 3.0% in the aggregate for all employees (based upon salaries in effect as of September 30, 2017).

(e)Hiring.  Hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)Benefit Plans.  Enter into, establish, adopt, amend or terminate, or make any contributions to a PBB Benefit Plan, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement, except (i) as may be required by applicable law; (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed; or (iii) in accordance with annual renewals consistent with past business practices and as Previously Disclosed.

(g)Dispositions.  Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $50,000 or (ii) together with all other such transactions is greater than $100,000; provided, however, no such transactions shall be permitted with any of its Affiliates.

(h)Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), all or any portion of the assets, business, securities (other than as permitted by Section 4.1(r)), deposits or properties of any other Person, including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture.

(i)Capital Expenditures.  Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)Governing Documents.  Amend the PBB Articles, PBB Bylaws, or any other governing documents of PBB or any of its Subsidiaries or, except as permitted by this Agreement in connection with a Superior Proposal, enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)Contracts.  Terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for one-time or aggregate annual payments of $50,000 or more and is not terminable at will or on 30 days or less notice without payment of a premium or penalty; provided, that, FFI’s consent shall not be unreasonably withheld and such consent shall be deemed granted if PBB does not receive FFI’s consent thereto (via email, fax or otherwise in writing) within five (5) Business Days after FFI’s receipt of written notice of PBB’s written request by PBB for such consent.

(m)Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $25,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)Banking Operations.  Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)Marketing.  Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)Derivatives Contracts.  Enter into any Derivatives Contract.

(q)Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, and FHLB advances which, in each case, have a maturity of less than one year and are incurred in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice; provided, that, FFI’s consent shall not be unreasonably withheld and such consent shall be deemed granted if PBB does not receive FFI’s consent thereto (via email, fax or otherwise in writing) within four (4) Business Days after FFI’s receipt of written notice of PBB’s written request by PBB for such consent.

(r)Investment Securities.  Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security other than in the ordinary course of business consistent with past practice.

(s)Loans.  Make any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) or renewal or extension thereof to any Person which, when aggregated with all outstanding Loans, commitments for Loans or renewals or extensions thereof made to such Person or any affiliate or immediate family member of such Person, exceeds $2,000,000, without first submitting complete loan package information, customarily submitted to the board of directors of Premier Business Bank or the loan committee thereof in connection with obtaining approval of such action, to First Foundation Bank’s chief credit officer for review at least two (2) full Business Days prior to taking such action; provided, that, if FFI reasonably objects (via email, fax or otherwise in writing) to such Loan or renewal or extension prior to the end of that second Business Day, then PBB shall not make such Loan or renewal or extension thereof, except that PBB may extend the term of any existing Loan for a period of up to ninety (90) days on terms that are identical or more favorable to PBB (as compared to the terms in effect on the date hereof) without compliance with the foregoing restrictions.

(t)Loan Modifications.  Make any modification to any outstanding Loan to any Person, which exceeds $2,000,000, without first submitting complete loan package information, customarily submitted to the board of directors of Premier Business Bank or its loan committee in connection with obtaining approval of such action, to the chief credit officer of First Foundation Bank for review at least two (2) full Business Days prior to taking such action and if FFI reasonably objects (via email, by fax or otherwise in writing) to such modification prior to the end of that second Business Day, then PBB shall not make such modification.

(u)Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v)Adverse Actions.  Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(w)Payments.  Accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; provided, that, FFI’s consent shall not be unreasonably withheld and which consent shall be deemed granted if FFI has not provided PBB (via email, fax or by other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PBB for such consent.

(x)Taxes.  Make or change any material Tax election or method of Tax accounting, settle, compromise or otherwise finally resolve any material Tax liability, or file any amended Tax Return with respect to a material amount of Taxes up to and including the Closing Date.

(y)Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z)Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary, except for transactions between PBB and Premier Business Bank that are in the ordinary course of business consistent with past practice.

(aa)Interest on Deposits.  Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such party’s market area.

(bb)Commitments.  Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

Forbearances of FFI

.  From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of PBB, FFI will not, and will cause each of its Subsidiaries not to:

(a)Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)Adverse Actions.  Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(c)Commitments.  Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Disclosure Schedules

.  On or prior to the date hereof, PBB has delivered to FFI, and FFI has delivered to PBB, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI.  Any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of that party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

Representations and Warranties of PBB

.  PBB hereby represents and warrants to FFI that, except as Previously Disclosed:

(a)Organization, Standing and Authority.  PBB is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  PBB is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such.  Premier Business Bank is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DBO to conduct business as a commercial bank.  Each other Subsidiary of PBB is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  PBB and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PBB.  PBB and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of PBB to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby.  The deposit accounts of Premier Business Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Premier Business Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.  The copies of the PBB Articles, PBB Bylaws and the other governing documents of PBB and its Subsidiaries which have been previously made available to FFI are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of PBB and its Subsidiaries contain true, complete and correct records in all material respects of all meetings and other corporate actions held or taken by their respective boards of directors (including committees of their respective boards of directors), as well as the shareholders of PBB and its Subsidiaries through the date hereof.

(b)Capital Structure.

(i)The authorized capital stock of PBB consists of (i) 10,000,000 shares of PBB Common Stock, of which 4,967,458 are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, of which none are issued and outstanding.  PBB does not have any other shares of capital stock authorized, designated, issued or outstanding.  All outstanding shares of PBB’s capital stock (A) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the PBB Articles, the PBB Bylaws or any agreement to which PBB is a party, and (B) have been offered, sold, issued and delivered by PBB in all material respects in compliance with all applicable laws.  There are no declared or accrued but unpaid dividends with respect to any shares of PBB capital stock.

(ii)Other than the PBB Stock Option Plans, PBB has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iii)Schedule 5.2(b)(iii) lists, for each PBB Option outstanding under the PBB Stock Option Plans, the registered holder, the exercise price, the number of shares underlying such option, the vesting schedule and number of options vested, the grant date, the exercise date and whether such option qualifies as an incentive stock option under the Code.  Other than such options, there are no Rights or agreements obligating PBB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any PBB capital stock or any capital stock or equity or other ownership interest of PBB or obligating PBB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to PBB.

(iv)Except for the Support Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of PBB to which PBB is a party, by which PBB is bound, or of which PBB has knowledge, or (ii) agreements or understandings to which PBB is a party, by which PBB is bound, or of which PBB has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any PBB capital stock.

(c)Subsidiaries. PBB owns all of the issued and outstanding shares of Premier Business Bank, free and clear of all Liens. Schedule 5.2(c) of the Disclosure Schedule sets forth each of PBB’s Subsidiaries, and the ownership interest of PBB in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of PBB have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of PBB authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.  Other than the Subsidiaries of PBB, PBB does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d)Corporate Power.  Each of PBB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and PBB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e)Corporate Authority.

(i)This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of PBB and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing.  No other corporate or shareholder action, other than receipt of the Requisite Shareholder Approval, is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby.  PBB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FFI, this Agreement is a valid and legally binding obligation of PBB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)The PBB Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, PBB and its shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that PBB’s shareholders approve and adopt this Agreement.

(f)Regulatory Approvals.  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PBB or any of its Subsidiaries in connection with the execution, delivery or performance by PBB of this Agreement or by Premier Business Bank of the Bank Merger Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of FFI Common Stock in the Merger, (C) approval of listing of such FFI Common Stock on the NASDAQ Global Market, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, and (E) the approval of this Agreement by the holders of the outstanding shares of PBB Common Stock.  As of the date hereof, PBB is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(g)No Conflict.  The execution and delivery by PBB of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the PBB Articles, the PBB Bylaws, any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval), and (B) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which PBB or any of its Subsidiaries is a party or by which any of them is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which PBB or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of PBB or any of its Subsidiaries.

(h)Financial Statements; Material Adverse Effect.

(i)PBB has previously delivered or made available to FFI accurate and complete copies of the PBB Financial Statements.  The PBB Financial Statements as of and for the years ended December 31, 2016, 2015 and 2014 are accompanied by the audit reports of Vavrinek, Trine, Day and Co., LLP.  The PBB Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, the financial condition of PBB as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of PBB for the respective periods or as of the respective dates set forth therein.

(ii)The PBB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.  The audits of PBB have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii)Except as Previously Disclosed, since January 1, 2017, PBB has not incurred any liability other than in the ordinary course of business consistent with past practice.

(iv)Except as Previously Disclosed, since January 1, 2017, (A) PBB has conducted its business in the ordinary and usual course consistent with past practice, (B) PBB has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.1 hereof, and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to PBB.

(i)Legal Proceedings.  Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PBB or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to PBB, and, to the knowledge of PBB, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  Neither PBB nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to PBB.

(j)Regulatory Matters.

(i)PBB and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by them under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and PBB has previously delivered or made available to FFI accurate and complete copies of all such reports.  Except as Previously Disclosed, in connection with the most recent examination of PBB and its Subsidiaries by the appropriate Governmental Authorities, neither PBB nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PBB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on PBB.

(ii)None of PBB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PBB or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  PBB and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)Except as Previously Disclosed, no Governmental Authority has initiated since January 1, 2015 or has pending any proceeding, enforcement action or, to the knowledge of PBB, investigation or inquiry into the business, operations, policies, practices or disclosures of PBB or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PBB and its Subsidiaries), or, to the knowledge of PBB, threatened any of the foregoing.

(iv)The most recent regulatory rating given to Premier Business Bank as to compliance with the Community Reinvestment Act is “Satisfactory” or better.  Since the last regulatory examination of Premier Business Bank with respect to Community Reinvestment Act compliance, Premier Business Bank has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of PBB, threatened with respect to any violations of consumer fair lending laws or regulations.

(k)Compliance With Laws.  Each of PBB and its Subsidiaries:

(i)is and at all times since January 1, 2015 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any

Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)has and at all times since January 1, 2015 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of PBB, no suspension or cancellation of any of them is pending or threatened;

(iii)has received, since January 1, 2015, no notification or communication from any Governmental Authority (A) asserting that PBB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces and which have not been corrected or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of PBB, do any grounds for any of the foregoing exist); and

(iv)has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (y) has designed disclosure controls and procedures to ensure that material information is made known to its management on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(l)Material Contracts; Defaults.

(i)Except as Previously Disclosed, neither PBB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of PBB or any of its Subsidiaries to indemnification from PBB or any of its Subsidiaries, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of PBB or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (I) which provides for the payment by PBB or any of its Subsidiaries of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by PBB or any of its Subsidiaries, (K) which materially restricts the conduct of any business by PBB or any of its Subsidiaries or limits the freedom of PBB or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict PBB or any of its Subsidiaries after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires PBB or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which relates to a partnership or joint venture or similar arrangement, (M) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 and that has any continuing obligations, liabilities or restrictions, (N) which is with respect to, or otherwise commits PBB or any of its Subsidiaries to do, any of the foregoing, or (O) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”).

(ii)Each Material Contract is valid and binding on PBB or its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of PBB or its Subsidiaries, is valid and binding on the other parties thereto.  None of PBB and its Subsidiaries or, to the knowledge of PBB and its Subsidiaries, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by PBB or any of its Subsidiaries is currently outstanding.

(iii)All outstanding loans from PBB or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(m)No Brokers.  Other than PBB’s engagement of MJC Capital Partners, LLC, no action has been taken by PBB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(n)Employee Benefit Plans.

(i)Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements that are maintained, sponsored, or contributed to by PBB or any of its Subsidiaries or with respect to which PBB or any of its Subsidiaries has or may have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (each, a “PBB Benefit Plan”, and collectively, the “PBB Benefit Plans”).  PBB has previously made available to FFI true and complete copies of (A) all PBB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any PBB Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each PBB Benefit Plan; (C) for each PBB Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of a PBB Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which PBB is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each PBB Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each PBB Benefit Plan; (F) the most recent actuarial report, if any relating to each PBB Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each PBB Benefit Plan required to provide summary annual reports by Section 104 of ERISA.  Schedule 5.2(n)(i) sets forth for each PBB Benefit Plan, (1) a brief summary of the PBB Benefit Plan, (2) each participant in the PBB Benefit Plan, and (3) the amounts paid or to be paid, or accrued or to be accrued by PBB in connection with this Agreement and the transactions contemplated herein under each PBB Benefit Plan.

(ii)Each PBB Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PBB Benefit Plan is maintained.  Each PBB Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the IRS as to its tax-qualified status (or is maintained on an IRS-approved prototype or volume submitter document), and no event has occurred since the date of issuance of such letter that would reasonably be expected to jeopardize the tax-qualified status of such plan.  There is no material pending or, to PBB’s knowledge, threatened litigation relating to the PBB Benefit Plans.  Neither PBB nor any of its Subsidiaries has engaged in a transaction with respect to any PBB Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  There are no audits, investigations, or examinations pending before the IRS, DOL or other governmental agency with respect to any PBB Benefit Plan.

(iii)Neither PBB nor any of its Affiliates maintains, sponsors or contributes to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “pension plan” (as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA.

(iv)All contributions required to be made under the terms of any PBB Benefit Plan have been timely made.

(v)Neither PBB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any PBB Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  PBB and its Subsidiaries may amend or terminate any such PBB Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder.  No event or condition exists with respect to a PBB Benefit Plan that could subject PBB or its Subsidiaries to a material tax under Section 4980B of the Code.

(vi)Except as Previously Disclosed, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of PBB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the PBB Benefit Plans, (C) result in any breach or violation of, or a default under, any of the PBB Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (E) result in any payment or portion of any payment that would not be deductible by PBB under Section 162(m) of the Code when paid.

(vii)All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each PBB Benefit Plan.  All required tax filings with respect to each PBB Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)No PBB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)Each PBB Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)Labor Matters.  PBB and its Subsidiaries are not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PBB or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor

Relations Act) or seeking to compel PBB or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to PBB’s or its Subsidiaries’ knowledge, threatened, nor is PBB or its Subsidiaries aware of any activity involving PBB’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. PBB and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.  To the knowledge of PBB, no employee of PBB or any of its Subsidiaries is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by PBB or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(p)Environmental Matters.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on PBB or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to the knowledge of PBB, threatened against PBB or its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PBB.  Except as Previously Disclosed, to the knowledge of PBB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PBB.  PBB and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.  Except as Previously Disclosed, to PBB’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by PBB or its Subsidiaries, or any property in which PBB or its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“PBB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to PBB.  Neither PBB nor any of its Subsidiaries could reasonably be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any PBB Loan Property or any property of PBB or its Subsidiaries which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to PBB.  Neither PBB nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither PBB nor any of its Subsidiaries nor, to PBB’s knowledge, any Person whose liability PBB or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  PBB and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To PBB’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving PBB or any of its Subsidiaries, any currently or formerly owned or operated property, any PBB Loan Property, or, to PBB’s knowledge, any Person whose liability PBB or any of its

Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against PBB or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any PBB Loan Property or property of PBB or any of its Subsidiaries.  PBB has provided to FFI true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to PBB or any of its Subsidiaries and any currently or formerly owned or operated property.

(q)Tax Matters.

(i)Neither PBB nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)PBB and each of its Subsidiaries have timely filed all material Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(iii)All material Taxes required to be paid or remitted by PBB or any of its Subsidiaries on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns.

(iv)PBB and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, client, depositor, customer, account holder, creditor, shareholder or other third party.

(v)PBB and each of its Subsidiaries has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(vi)To PBB’s knowledge, PBB and each of its Subsidiaries has not engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vii)The unpaid Taxes of PBB and each of its Subsidiaries (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on PBB’s balance sheet dated September 30, 2017 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PBB in filing its Tax Returns.

(viii)There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PBB or any of its Subsidiaries.

(ix)The is no audit or other proceeding with respect to Taxes by any Governmental Authority pending or being conducted with respect to PBB or any of its Subsidiaries.

(x)PBB and each of its Subsidiaries has not received from any taxing authority (including jurisdictions in which PBB and its Subsidiaries have not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) written request for information related to Tax Matters or (C) written notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against PBB or any of its Subsidiaries.

(xi)Neither PBB nor any of its Subsidiaries is a party to or bound by any tax sharing agreement except with each other.

(xii)Neither PBB nor any of its Subsidiaries has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(xiii)Neither PBB nor any of its Subsidiaries is currently liable, nor does PBB or any of its Subsidiaries have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xiv)Neither PBB nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv)Neither PBB nor any of its Subsidiaries has either been or will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvi)Neither PBB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, (F) election under Section 108(i) of the Code, or (G) other action taken prior to the Closing Date.

(r)Risk Management Instruments.  Except as Previously Disclosed, neither PBB nor any of its Subsidiaries is a party to, nor has any agreed to enter into, a Derivatives Contract.

(s)Loans; Nonperforming and Classified Assets.

(i)Except as Previously Disclosed, each Loan on the books and records of PBB or any of its Subsidiaries was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of PBB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)PBB has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of PBB, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by PBB or any of its Subsidiaries, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of PBB or any of its Subsidiaries, or to the knowledge of PBB, any Person controlling, controlled by or under common control with, any of the foregoing.

(iii)PBB has Previously Disclosed a list and description of all loan participations entered into between PBB or any of its Subsidiaries and any third party which are reflected on the books and records of PBB or any of its Subsidiaries.  A true and complete copy of each document relating to each loan participation has been delivered to FFI, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(t)Properties.  All real property owned or leased by PBB or any of its Subsidiaries has been Previously Disclosed.  Except as Previously Disclosed, with respect to such real property that is owned by PBB or any of its Subsidiaries other than OREO, PBB has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to FFI, and including, but not limited to the matters Previously Disclosed, (iii) survey imperfections set forth in surveys of such properties delivered to FFI, or (iv) as Previously Disclosed.  With respect to such real property that is leased by PBB or any of its Subsidiaries, PBB has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof).  PBB has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to FFI; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither PBB nor any of its Subsidiaries nor, to PBB’s knowledge, the landlord thereunder, is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease (which Lien is superior to such lease), PBB or its Subsidiaries has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that PBB’s or its Subsidiaries’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided PBB and its Subsidiaries are not in default of any of their obligations pursuant to any such lease beyond the expiration of any notice and cure periods.  PBB shall not be required to obtain any non-disturbance agreements under this Agreement.  Except as Previously Disclosed, all real and personal property owned by PBB or its Subsidiaries or presently used by any of them is in good condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with its past practices.  PBB and its Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of their material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and as Previously Disclosed, and (iii) as Previously Disclosed.  All personal property which is material to PBB’s or its Subsidiaries’ business and leased or licensed by PBB or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(u)Intellectual Property.  Each of PBB and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by PBB, and PBB and its Subsidiaries have not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others.  To the knowledge of PBB, the operation of the business of PBB and its Subsidiaries does not infringe or violate the intellectual property of any third party.  PBB and its Subsidiaries have performed in all material respects all the obligations required to be performed by them and they are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(v)Fiduciary Accounts.  PBB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws.  Neither PBB nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)Books and Records.  The books, records, systems, data and information of PBB and its Subsidiaries (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of PBB and its Subsidiaries, and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PBB and its Subsidiaries (including all means of access thereto and therefrom).

(x)Insurance.  PBB has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by PBB or any of its Subsidiaries.  PBB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of PBB have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by PBB and its Subsidiaries are in full force and effect; neither PBB nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(y)Allowance For Loan Losses.  Premier Business Bank’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(z)Transactions With Affiliates.  All “covered transactions” between Premier Business Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(aa)Customer Relationships.

(i)Each customer of Premier Business Bank has been in all material respects originated and serviced (1) in conformity with the applicable policies of Premier Business Bank (but subject to customary policy exceptions), (2) in accordance with the terms of any applicable agreement, contract, instrument, undertaking, note, or other legally binding commitment or obligation, whether written or oral, governing the relationship with such customer (each, a “Customer Contract”), (3) in accordance with any instructions received from such customer and his or her authorized representatives and authorized signers, (4) consistent with such customer’s risk profile, and (5) in compliance with all applicable laws and Premier Business Bank’s constituent documents, including any policies and procedures adopted thereunder. Each Customer Contract has been duly and validly executed and delivered by Premier Business Bank and, to the knowledge of PBB, the other contracting parties; each such Customer Contract constitutes a valid and binding obligation of the parties thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles); and Premier Business Bank and the other parties thereto have duly performed in all material respects their obligations thereunder.

(ii)No Customer Contract provides for any material reduction of fees charged (or in other compensation payable to or from Premier Business Bank thereunder) by reason of this Agreement.

(iii)Each account opening document, customer disclosure statement and other Customer Contract conforms in all material respects to the forms that Premier Business Bank has previously made available to FFI.

(bb)Transaction Expenses.  Schedule 5.2(bb) sets forth a true, accurate and complete list of the reasonably anticipated Transaction Expenses. PBB will update Schedule 5.2(bb) within five Business Days prior to the Closing.

(cc)Fairness Opinion.  The PBB Board has received the written opinion of its financial advisor, MJC Capital Partners, LLC, to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to the holders of PBB Common Stock from a financial point of view.

(dd)Material Facts.  No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of PBB to FFI pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Representations and Warranties of FFI

.  FFI hereby represents and warrants to PBB that, except as Previously Disclosed:

(a)Organization, Standing and Authority.  FFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  FFI is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such.  First Foundation Bank is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DBO to conduct business as a commercial bank.  Each other Subsidiary of FFI is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  FFI and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FFI.  FFI and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of FFI to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby.  The deposit accounts of First Foundation Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and First Foundation Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(b)Corporate Power.  Each of FFI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FFI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(c)Corporate Authority.

(i)This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of FFI and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing.  No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby.  FFI has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PBB, this Agreement is a valid and legally binding obligation of FFI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)The FFI Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, FFI and its stockholders, and (2) approving and declaring advisable this Agreement and the transactions contemplated hereby.

(d)Regulatory Approvals.  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FFI or any of its Subsidiaries in connection with the execution, delivery or performance by FFI of this Agreement or by First Foundation Bank of the Bank Merger Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of FFI Common Stock in the Merger, (C) approval of listing of such FFI Common Stock on the NASDAQ Global Market, and (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL, and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC.  As of the date hereof, FFI is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(e)Capitalization.  As of the date hereof, the authorized capital stock of FFI consists solely of 70,000,000 shares of FFI Common Stock, of which 38,207,766 shares were issued and outstanding as of the close of business on December 15, 2017, and 5,000,000 shares of FFI preferred stock, of which no shares were issued and outstanding as of the date hereof.    All of the outstanding shares of capital stock of FFI are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of FFI.  All of the outstanding shares of capital stock of each of FFI’s Subsidiaries are owned by FFI free and clear of any Liens and there are not outstanding Rights with respect to any shares of any Subsidiary’s capital stock.  Except as specified in the SEC Reports: (i) no shares of FFI’s outstanding capital stock are subject to preemptive rights or any other similar rights; and (ii) as of the date hereof, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of FFI or contracts, commitments, understandings or arrangements by which FFI or a Subsidiary is or may become bound to issue additional shares of capital stock of FFI or a Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of FFI or a Subsidiary, other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports. The shares of FFI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(f)SEC Reports.  FFI’s Annual Report on Form 10-K for the year ended December 31, 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2016 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the “SEC Reports”) with the SEC, as of the date filed or to be filed, complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No executive officer of FFI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(g)Financial Statements.  The financial statements of FFI included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of FFI and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(h)Sarbanes-Oxley; Internal Accounting Controls.  FFI is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof and as of the Closing.  FFI and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management's general or specific authorization. FFI and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for FFI and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by FFI in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.  FFI’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of FFI and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  FFI presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of FFI and its Subsidiaries.

(i)Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FFI.

(j)Regulatory Matters.

(i)FFI and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by them under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and FFI has previously delivered or made available to PBB accurate and complete copies of all such reports.  Except as Previously Disclosed, in connection with the most recent examination of FFI and its Subsidiaries by the appropriate Governmental Authorities, neither FFI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which FFI believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FFI.

(ii)None of FFI nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has FFI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  FFI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)Except as Previously Disclosed, no Governmental Authority has initiated since January 1, 2015 or has pending any proceeding, enforcement action or, to the knowledge of FFI, investigation or inquiry into the business, operations, policies, practices or disclosures of FFI or any of its Subsidiaries (other than normal examinations conducted by a

Governmental Authority in the ordinary course of the business of FFI and its Subsidiaries), or, to the knowledge of FFI, threatened any of the foregoing.

(iv)The most recent regulatory rating given to First Foundation Bank as to compliance with the Community Reinvestment Act is “Satisfactory” or better.  Since the last regulatory examination of First Foundation Bank with respect to Community Reinvestment Act compliance, First Foundation Bank has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of FFI, threatened with respect to any violations of consumer fair lending laws or regulations.

(k)Insurance. FFI and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as FFI believes to be prudent and customary in the businesses and locations in which FFI and the Subsidiaries are engaged. Neither FFI nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to FFI’s knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on FFI.

(l)Legal Proceedings.  There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon FFI or any Subsidiaries or their respective assets which could or would prevent or delay the consummation of the transactions contemplated hereby by FFI or its Subsidiaries, or any pending or threatened litigation or other proceeding that could reasonably be expected to have a Material Adverse Effect on FFI.

(m)No Brokers.  No action has been taken by FFI or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(n)Regulatory Capital.Each of FFI and First Foundation Bank is, and will be immediately before and after the Effective Time, considered at least “Well-Capitalized” under applicable Prompt Corrective Action guidelines.

(o)Material Facts.  No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of FFI to PBB pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VI

COVENANTS

Reasonable Best Efforts

.  Subject to the terms and conditions of this Agreement, PBB, on the one hand, and FFI, on the other hand, agree to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

Regulatory Filings

.

(a)Subject to the other provisions of this Agreement, FFI and PBB shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by FFI, as soon as reasonably practicable after the execution hereof.  FFI shall use commercially reasonable best efforts to make any filings seeking approval to consummate the Merger within twenty-five (25) Business Days.  Each of FFI and PBB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the transactions contemplated hereby, provided that FFI shall not be required to provide PBB with confidential portions of any filing with a Governmental Authority.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b)Each party agrees, (i) upon request, to furnish the other parties with all information concerning itself and its Subsidiaries and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority, and (ii) to promptly advise the other parties of any communication it receives from a Governmental Authority that causes the party receiving such communications to conclude that any regulatory approval required to complete the transactions contemplated hereby will not be reasonably likely to be obtained, will be materially delayed or will contain a Burdensome Condition.

Press Releases

.  FFI and PBB shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

Access; Information

.

(a)Upon reasonable notice from FFI and subject to applicable laws relating to the exchange of information, PBB shall afford FFI and its respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of PBB and its Subsidiaries and to such other information relating to PBB and its Subsidiaries as FFI may reasonably request and, during such period, it shall furnish to FFI all information concerning the business, properties and personnel of PBB and its Subsidiaries as FFI may reasonably request.  Upon reasonable notice from PBB and subject to applicable laws relating to the exchange of information, FFI shall afford PBB and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of FFI and its Subsidiaries and to such other information relating to FFI and its Subsidiaries as PBB may reasonably request and, during such period, it shall furnish to PBB all information concerning the business, properties and personnel of FFI and its Subsidiaries as PBB may reasonably request.

(b)PBB shall cooperate, and use its commercially reasonable best efforts to cause its independent auditor to cooperate, at PBB’s expense, with FFI and its independent auditor in order to enable FFI and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for PBB and its Subsidiaries that may be required by FFI in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, PBB agrees that it will execute and deliver, and cause its officers to execute and deliver (including former officers of PBB after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or FFI may reasonably request under the circumstances.

(c)PBB will furnish to FFI a complete and accurate list as of the end of each calendar month following the date of this Agreement, within twenty-five (25) days after the end of each such calendar month, of (a) all periodic internal credit quality reports of PBB and its Subsidiaries prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of PBB or its Subsidiaries classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans, (e) any current repurchase obligations of PBB or its Subsidiaries with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by PBB or its Subsidiaries. With respect to any loans or agreements or commitments to extend credit to one borrower that aggregate, with other loans to the same borrower, more than $2,000,000, PBB shall deliver to FFI, or make accessible to FFI through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such loan or extension of credit.  During the period from the date of this Agreement to the Effective Time, PBB and its Subsidiaries shall, upon the request of FFI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of FFI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Merger, and will provide such access and support as is reasonably necessary for FFI to perform audits of the consolidated financial condition, operations and business of PBB and its Subsidiaries.

(d)PBB shall furnish FFI with its balance sheets as of the end of each calendar month following the date of this Agreement and the related statements of income, within twenty-five (25) days after the end of each such calendar month.  Such financial statements shall be prepared on a basis consistent with its quarterly unaudited financial statements and on a consistent basis during the periods involved and shall fairly present the consolidated financial position of PBB as of the dates thereof and the consolidated results of operations of PBB for the periods then ended.  PBB shall also provide to FFI, promptly and in any event within twenty-five (25) days of the end of each month after the date of this Agreement, a listing of any increases in compensation granted to employees generally and to any management employee specifically, and a list of any employment terminations or new hires.

(e)From time to time prior to the Effective Time, PBB will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(ii), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.  From time to time prior to the Effective Time, FFI will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(i), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

(f)All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of November 14, 2017, between FFI and PBB (the “Confidentiality Agreement”).

(g)No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Acquisition Proposals

.

(a)PBB shall, and shall cause its Subsidiaries and their respective Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by PBB or any of its Subsidiaries) (all of the foregoing, collectively, “Representatives”) to, immediately cease any written or oral discussions, negotiations or communication with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of PBB or any Subsidiary thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  PBB has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of PBB or its Subsidiaries other than FFI, First Foundation Bank and their respective financial and legal advisors.

(b)From the date of this Agreement through the Effective Time, PBB shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than FFI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the PBB Shareholder Meeting, if the PBB Board determines in good faith, after consultation with its financial advisor and based on the advice of its outside legal counsel, that such action is necessary for the PBB Board to comply with its fiduciary duties under applicable law, PBB may, in response to a bona fide, written proposal not solicited in violation of this Section 6.5 that the PBB Board determines in good faith constitutes a Superior Proposal, subject to providing 48 hours prior written notice of its decision to take such action to FFI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.5(c), furnish non-public information to such Person making the Superior Proposal and otherwise participate in discussions or negotiations regarding the Superior Proposal.

(c)PBB agrees that it will promptly (and, in any event, within 24 hours) notify FFI if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, PBB, its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep FFI informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in PBB’s intentions as previously notified.

(d)PBB agrees that any violation of this Section 6.5 by any Subsidiary or any Affiliate or Representative of PBB or any of its Subsidiaries shall be deemed a breach of this Section 6.5 by PBB.  PBB acknowledges that this Section 6.5 is a significant inducement for FFI to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of PBB in the Merger, or (ii) a failure to induce FFI to enter into this Agreement.

(e)Nothing contained herein shall relieve, alter or suspend the responsibilities and obligations of the Persons signing Support Agreements under such agreements, and none of such Persons shall be entitled to vote their shares of PBB Common Stock in favor of any Superior Proposal.

6.6California Permit; Proxy to Shareholders.

(a)Preparation and Filing of Permit Application.  FFI and PBB contemplate that all shares of FFI Common Stock exchanged for shares of PBB Common Stock in the Merger will be exempt from the Securities Act under the provisions of Section 3(a)(10) of such act.  FFI shall promptly prepare and file an appropriate application with the Commissioner for a permit to issue and exchange securities as described in Section 25142 of the CGCL (the “California Permit”) and as will be in compliance with the California Corporate Securities Law of 1968.  The California Permit shall approve the issuance of a sufficient number of shares of FFI Common Stock to complete the exchange of shares of PBB Common Stock for shares of FFI Common Stock pursuant to Article III of this Agreement.  FFI and PBB shall cooperate in all reasonable respects with regard to the preparation of a proxy statement/prospectus (the “Proxy Statement/Prospectus”) in preliminary form so it can be filed with the Commissioner for purposes of a permit application under Section 25142 of the CGCL. The Proxy Statement/Prospectus shall constitute a disclosure document for the offer and issuance of the shares of FFI Common Stock to be received by holders of PBB Common Stock in the Merger and a proxy statement for the solicitation of proxies by PBB with respect to the approval of the Agreement and the transactions contemplated hereby (including the Merger).  FFI and PBB shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for including in the permit application or in the Proxy Statement/Prospectus, and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the permit application and the Proxy Statement/Prospectus. Each of FFI and PBB further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the permit application or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, under the circumstances in which they were made, not false or misleading, it will promptly inform the other party thereof and take, or assist with, the necessary steps to correct the permit application or the Proxy Statement/Prospectus (as the case may be).

(b)Issuance of California Permit.  FFI and PBB shall use their commercially reasonable best efforts to have the California Permit issued by the Commissioner under the California Corporate Securities Law of 1968 as soon as practicable.

(c)Registration Statement.  In the event that the Commissioner (i) denies the permit application, or (ii) does not issue the California Permit, or if the parties mutually determine that they will not receive the California Permit by May 31, 2018, then FFI shall file a registration statement on Form S-4 with the SEC (the “Registration Statement”) for purposes of registering, under Section 5 of the Securities Act, the offer and sale of the shares of FFI Common Stock pursuant to this Agreement. In such an event, FFI shall use its commercially reasonable efforts (i) to prepare and file the Registration Statement as soon as is reasonably practicable under the circumstances then in effect, and (ii) to cause the Registration Statement to be declared effective as soon as reasonably practicable thereafter.

6.7Requisite Shareholder Approval.

(a)PBB shall cause this Agreement, the Merger and the transactions contemplated hereby to be submitted for approval to its shareholders at a meeting to be called and held in accordance with applicable laws (the “PBB Shareholder Meeting”).  Except with the prior approval of FFI, neither PBB nor any member of the PBB Board shall, at the PBB Shareholder Meeting, submit any other matters for approval of its shareholders.  PBB shall cause the PBB Shareholder Meeting to take place as promptly as reasonably practicable, but in no event more than thirty-five (35) days following the issuance of the California Permit or after the Registration Statement is declared effective by the SEC pursuant to the Securities Act.  In connection with its call of such shareholder meeting, PBB shall cause the Proxy Statement/Prospectus to set forth the commitment of its executive officers and directors to vote the stock for which he or she has voting authority in favor of the transactions contemplated hereby, to include the recommendation of the PBB Board that the PBB shareholders adopt and approve this Agreement and the transactions contemplated hereby, and to be mailed to the PBB shareholders.  The PBB Board shall at all times prior to and during the PBB Shareholder Meeting, any adjournments and until the Requisite Shareholder Approval is obtained, recommend that the transactions contemplated hereby be adopted and approved, shall include such recommendation in the Proxy Statement/Prospectus, and shall use its commercially reasonable best efforts to obtain the Requisite Shareholder Approval, and shall not (i) withdraw, modify or qualify in any manner adverse to FFI such recommendation, or (ii) take any other action or make any other public statement in connection with the PBB Shareholder Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.7(b).  Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of PBB at the PBB Shareholder Meeting for the purpose of adopting and approving the Agreement, the Merger and the transactions contemplated hereby.  To the extent PBB’s shareholders include any PBB Benefit Plan or trust maintained in connection therewith, the PBB Board shall cause the administrator or other applicable fiduciary for such PBB Benefit Plan to adopt or maintain procedures for the voting of the PBB capital stock held by the PBB Benefit Plan or its trust which are consistent with applicable fiduciary responsibilities and otherwise reasonably satisfactory to FFI.

(b)Notwithstanding the foregoing, PBB and the PBB Board shall be permitted to effect a Change in Recommendation if and only to the extent that: (i) PBB shall have complied in all respects with Section 6.5; (ii) the PBB Board determines in good faith, after consultation with its financial advisor and based on the advice of its outside legal counsel, that such action is necessary for the PBB Board to comply with its fiduciary duties under applicable law; and (iii) if the PBB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the PBB Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by FFI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) PBB shall notify FFI, at least four (4) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the Person making such Acquisition Proposal) and furnish to FFI a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, PBB shall, during the period following PBB’s delivery of the notice referred to in clause (B) above, negotiate with FFI in good faith for a period of up to four (4) Business Days (to the extent FFI desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.  Notwithstanding anything to the contrary contained herein, PBB shall not enter into an agreement providing for an Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal other than the Merger unless this Agreement has been terminated in accordance with its terms.

NASDAQ Listing

.  FFI shall use its commercially reasonable best efforts to cause the shares of FFI Common Stock issuable in connection with the Merger to be authorized for listing on the NASDAQ Global Market as of the Effective Time.

Certain Policies

.  Prior to the Closing Date but after receipt of all regulatory approvals required to consummate the transactions contemplated hereby, PBB shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, to the extent requested by FFI, modify or change their loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FFI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and further provided that in any event, no accrual or reserve made by PBB or any of its Subsidiaries pursuant to this Section 6.9 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of PBB or its management with any such adjustments.

Notification of Certain Matters

.  PBB shall give prompt notice to FFI, and FFI shall give prompt notice to PBB, of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

Estoppel Letters and Consents

.  PBB shall use its commercially reasonable best efforts to obtain and deliver to FFI at the Closing with respect to all real estate (i) owned by PBB or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to FFI from each tenant, and (ii) leased by PBB or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to FFI from each lessor to the extent required by the applicable lease.  PBB shall also obtain the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”).  Where required by law or by agreements with third parties, PBB shall use commercially reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

Antitakeover Statutes

.  Each of FFI and PBB and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

Notice to Customers

.  On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, PBB shall, and shall cause its Subsidiaries to, permit FFI to provide one or more written notices (which may be joint notices from FFI and PBB) to customers of PBB and its Subsidiaries to describe the proposed transactions, the effect on customers and planned transition procedures.  PBB shall have the right to review and approve the substance of any such communications, provided that PBB shall not unreasonably withhold, delay or condition its approval.

6.14Indemnification; Directors and Officers Insurance.

(a)From and after the Effective Time, FFI shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the PBB Articles and PBB Bylaws), each present and former director and officer of PBB and Premier Business Bank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by FFI.

(b)Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify FFI; provided that failure to so notify will not affect the obligations of FFI under Section 6.14(a) unless and to the extent that FFI is actually and materially prejudiced as a consequence.

(c)Prior to the Effective Time, PBB shall, or if PBB is unable to, FFI as of the Effective Time shall, obtain and fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for PBB) with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as PBB’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall PBB or FFI be required to expend for “tail” insurance policies a premium amount in excess of 250% of the annual premiums on PBB’s existing policies as of the date of this Agreement (the “Maximum Amount”). If the parties for any reason fail to obtain such “tail” insurance policies as of the Effective Time, FFI shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in PBB’s existing policies as of the date of this Agreement; provided, however, that in no event shall the parties be required to expend for such policies total premium amounts for the six year period in excess of the Maximum Amount; and, provided, further, that if the total premiums of such insurance coverage exceed the Maximum Amount, FFI or PBB shall obtain a policy for a period of six years with the greatest coverage available for a cost not exceeding such amount.

(d)The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

6.15Benefit Plans.

(a)At the Effective Time, PBB shall, and shall cause its Subsidiaries to, terminate any and all 401(k) plans maintained by any of them, or terminate participation in any multiple employer plans administered by TriNet Group, Inc., and any other PBB Benefit Plans that FFI may specify to PBB at least 30 days prior to the Effective Time.  Prior to the Effective Time, PBB shall, and shall cause its Subsidiaries to, take all action necessary to fully vest participants in their account balances under any and all 401(k) plans maintained by any of them.  The parties will use commercially reasonable best efforts to ensure that each Former PBB Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from a PBB Benefit Plan will be eligible to rollover such distribution, including any participant loan thereunder, into an account established under a tax-qualified defined contribution plan that is maintained by FFI, but subject to the terms and conditions governing the acceptance of rollover contributions by the recipient plan.

(b)FFI agrees that as of and following the Effective Time, the employees of PBB and its Subsidiaries as of the Effective Time who continue to be employed by First Foundation Bank after the Effective Time or who are offered and who accept employment with First Foundation Bank (collectively, the “Former PBB Employees”) shall be eligible to participate in the employee benefit plans of First Foundation Bank in which the similarly situated employees of First Foundation Bank participate, to the same extent as such similarly situated employees of First Foundation Bank participate.  The parties acknowledge that First Foundation Bank, as the surviving entity, will make severance payments to those full-time employees of Premier Business Bank who are not offered employment with First Foundation Bank as of the Effective Time on the terms, and subject to the conditions, set forth in Schedule 6.15(b).

(c)With respect to each employee benefit plan, program or arrangement of FFI or First Foundation Bank of general applicability (the “FFI Benefit Plans”), FFI agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with PBB and its Subsidiaries shall be treated as service with First Foundation Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  To the extent permitted by any insurer of an FFI Benefit Plan, FFI shall cause such FFI Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous PBB Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former PBB Employee on or after the Effective Time to the extent such Former PBB Employee had satisfied any similar limitation or requirement under an analogous PBB Benefit Plan prior to the Effective Time; provided, however, if any Former PBB Employee is denied or delayed coverage FFI shall pay (subject to employee contribution requirements) for such Former PBB Employee’s COBRA coverage.

(d)Notwithstanding anything to the contrary contained herein, this Section 6.15 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.15.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any PBB Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by FFI, or (ii) confer upon any current or former employee or other service provider of PBB or its Subsidiaries any right to employment or continued employment or continued service with FFI or First Foundation Bank or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

Governance Matters

.  FFI agrees to take all action necessary to appoint or elect as a director of FFI, effective as of the Effective Time, one individual who had served as a director of PBB immediately prior to the Effective Time, such individual to be mutually agreed upon by FFI and PBB.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

Conditions to Each Party’s Obligation to Consummate the Merger

.  The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which FFI reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that FFI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b)No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)Corporate Approvals.  This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by (i) the PBB Board, (ii) the affirmative vote of the holders of a majority of the outstanding shares of PBB Common Stock, and (iii) the FFI Board.

(d)California Permit; Effectiveness of Registration Statement.  Either: (a) the California Permit (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing upon the fairness of the terms and conditions of the issuance and exchange of shares of FFI Common Stock for shares of PBB Common Stock, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the shares of FFI Common Stock qualified under the California Permit issued by the Commissioner shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement; or (b) the Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

Conditions to Obligations of PBB

.  The obligations of PBB to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by PBB prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties.  The representations and warranties of FFI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a

Material Adverse Effect, and PBB shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of FFI by the Chief Executive Officer and the Chief Financial Officer of FFI, to such effect.

(b)Performance of Obligations of FFI.  FFI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PBB shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of FFI by the Chief Executive Officer and the Chief Financial Officer of FFI, to such effect.

(c)No Material Adverse Effect.  There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on FFI.

(d)Tax Opinion. PBB shall have received the opinion of Vavrinek, Trine, Day & Co., in form and substance reasonably satisfactory to PBB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FFI, First Foundation Bank, PBB and Premier Business Bank reasonably satisfactory in form and substance to such counsel.

(e)Other Actions.  FFI shall have furnished PBB with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as PBB may reasonably request.

Conditions to Obligation of FFI

.  The obligations of FFI to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by FFI prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties.  The representations and warranties of PBB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of PBB set forth in the first sentence of Section 5.2(a), Section 5.2(b), Section 5.2(e)(i), Section 5.2(g)(A) and Section 5.2(m) shall be true and correct as of such dates in all respects (except, with respect to Section 5.2(b), for any de minimis inaccuracy), and FFI shall have received a certificate, dated as of the Closing Date, signed on behalf of PBB by the Chief Executive Officer and the Chief Financial Officer of PBB, to such effect.

(b)Performance of Obligations of PBB.  PBB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FFI shall have received a certificate, dated as of the Closing Date, signed on behalf of PBB by the Chief Executive Officer and the Chief Financial Officer of PBB, to such effect.

(c)Estoppel Letters and Consents.  PBB shall have delivered fully executed estoppel letters and Consents as provided in Section 6.11.

(d)FIRPTA Certificate.  PBB shall have delivered to FFI a properly executed statement from PBB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to FFI.

(e)No Material Adverse Effect.  There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on PBB.

(f)Dissenting Shares.  The aggregate number of shares of PBB Common Stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights shall not exceed ten percent (10%) of the number of outstanding shares of PBB Common Stock.

(g)Tax Opinion. FFI shall have received the opinion of Sheppard, Mullin, Richter & Hampton, LLP, in form and substance reasonably satisfactory to FFI, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FFI, First Foundation Bank, PBB and Premier Business Bank reasonably satisfactory in form and substance to such counsel.

(h)Other Actions.  PBB shall have furnished FFI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as FFI may reasonably request.

ARTICLE VIII

TERMINATION

Termination

.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)Mutual Consent.  By the mutual consent in writing of FFI and PBB.

(b)Breach.

(i)By PBB, if PBB is not in material breach of any of the terms of this Agreement, in the event of a material breach by FFI of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured without material delay to the transaction or has not been cured, or the breaching party has not commenced to cure such breach, within twenty (20) Business Days after the giving of written notice to the breaching party or parties of such breach, and (ii) would entitle PBB not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).

(ii)By FFI, if FFI is not in material breach of any of the terms of this Agreement, in the event of a material breach by PBB of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured without material delay to the transaction or has not been cured, or the breaching party has not commenced to cure such breach, within twenty (20) Business Days after the giving of written notice to the breaching party or parties of such breach, and (ii) would entitle FFI not to consummate the transactions contemplated hereby under 7.3(a) or (b).

(c)Delay.  By FFI, on the one hand, or PBB, on the other hand, in the event that the Merger is not consummated by September 30, 2018, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement

(d)No Regulatory Approval.  (i) By FFI, on the one hand, or PBB, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or (ii) by FFI in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that FFI shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if such denial shall be due to the failure of FFI to perform or observe the covenants of such party or parties set forth herein.

(e)Breach of No Solicitation or Negotiation.  By FFI, if PBB shall have breached the covenants contained in Section 6.5 above.

(f)Change of Recommendation.  By FFI if the PBB Board shall have (i) failed to make, or altered or modified, its favorable recommendation of this Agreement to PBB shareholders in a manner adverse to FFI and the Requisite Shareholder Approval of PBB is not obtained at the PBB Shareholder Meeting, (ii) recommended, endorsed, accepted or agreed to an Acquisition Proposal, (iii) failed to call, give notice of, convene and hold the PBB Shareholder Meeting in accordance with Section 6.7(a), or (iv) resolved to do any of the foregoing; provided, however, that nothing in this Section 8.1(f) shall affect the obligations of PBB under Section 6.5 and Section 6.7(a) above.

(g)Notice of Termination.  In the event a party elects to effect any termination pursuant to Section 8.1(b) through 8.1(f) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a)In the event of a material breach by any party of any of its covenants or agreements contained herein, any other party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching party.  Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger.  To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(b)In the event this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then within five (5) Business Days of receipt of written notice of such termination, PBB shall be obligated to pay FFI, as the sole and exclusive remedy of FFI under this Agreement, in immediately available funds, (x) $4,200,000 (the “Termination Fee”) as agreed upon liquidated damages.  In order to obtain the benefit of the liquidated damages provided in this Section 8.2(b), FFI shall be required to execute a waiver of their rights under Section 8.2(a) above, and shall not have enforced any right that it might have under Section 8.2(a) hereof.

(c)In the event this Agreement is terminated by FFI pursuant to Section 8.1(b)(ii), then, within two (2) Business Days of termination of this Agreement, PBB shall be obligated to pay to FFI the documented out-of-pocket expenses incurred by FFI or any of its Affiliates (which shall include without limitation, fees and expenses of financial advisors, outside legal counsel, accountants and consultants) in connection with this Agreement and the transactions contemplated herein, in an amount not to exceed $300,000.

(d)In the event this Agreement is terminated by FFI pursuant to Section 8.1(b)(ii) following a willful breach by PBB, and within twelve (12) months after such termination, PBB or Premier Business Bank enter into a definitive agreement to effect, or consummates, an Acquisition Proposal, PBB shall be obligated to pay to FFI, as the sole and exclusive remedy of FFI under this Agreement, within five (5) Business Days of the entry into such definitive agreement, an amount in immediately available funds equal to the Termination Fee, less any amounts previously paid for documented out-of-pocket expenses under Section 8.2(c), as agreed upon liquidated damages. In order to obtain the benefit of the liquidated damages and expense reimbursement provided in this Section 8.2(d), FFI shall be required to execute a waiver of their rights under Section 8.2(a) above, and shall not have enforced any right that it might have under Section 8.2(a) hereof.

(e)If this Agreement is terminated by PBB pursuant to Section 8.1(b)(i), then, within two (2) Business Days of termination of this Agreement, FFI shall be obligated to pay to PBB the documented out-of-pocket expenses incurred by PBB (which shall include without limitation, fees and expenses of financial advisors, outside legal counsel, accountants and consultants) in connection with this Agreement and the transactions contemplated herein, in an amount not to exceed $300,000.

(f)With respect to the liquidated damages provided in this Section, the parties hereto agree that it would be impracticable or extremely difficult to fix actual damages.  Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the party that owes a payment pursuant to this Section 8.2 fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, another party commences a suit that results in a final, nonappealable judgment against such owing party for the applicable amount set forth in this Section 8.2 or any portion of such fee, such owing party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

Survival of Representations, Warranties and Agreements

.  No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(f) and Section 8.2, which shall survive such termination).

Waiver; Amendment

.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Governing Law

.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

Waiver of Jury Trial

.  Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

Expenses

.  Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

Notices

.  All notices, requests and other communications hereunder to a party shall be in writing and shall be delivered in person, mailed by registered or certified mail (return receipt requested), or sent by e-mail, facsimile, courier or personal delivery to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to FFI:

First Foundation Inc.
18101 Von Karman Avenue, Suite 700
Irvine, California 92612
Attention:  John Michel, Chief Financial Officer
Facsimile:  (949) 202-4187
E-mail:  jmichel@ff-inc.com

With a copy to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California  92626
Attention:   Joshua A. Dean, Esq.
Facsimile:  (714) 428-5991
E-Mail:  jdean@sheppardmullin.com

If to PBB:

PBB Bancorp
700 S. Flower Street, 20th Floor
Los Angeles, CA 90017
Attention: John R. Polen, President and CEO
Facsimile:  (213) 443-4898
E-mail:  john.polen@pbbla.com

With a copy to:

King, Holmes, Paterno & Soriano
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067
Attention:  Keith T. Holmes, Esq.
Facsimile:  (310) 282-8903
E-mail:  kholmes@khpslaw.com

Entire Understanding; No Third-Party Beneficiaries

.  This Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements supersede any and all other oral or written agreements heretofore made.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Severability

.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Enforcement of the Agreement

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Waiver of Conditions

.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

Interpretation

.  When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

Assignment

.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Alternative Structure

.  Notwithstanding any provision of this Agreement to the contrary, FFI may at any time modify the structure of the acquisition of PBB set forth herein, including to provide for a merger of a newly formed subsidiary of First Foundation Bank with PBB, provided that the consideration to be paid to the holders of PBB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification.  In the event FFI elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST FOUNDATION INC. /s/ Scott Kavanaugh	PBB BANCORP /s/ John R. Polen
By: Scott Kavanaugh Its: Chief Executive Officer	By: John R. Polen Its: President and Chief Executive Officer

ANNEX A

Form of Non-Solicitation and Confidentiality Agreement

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of December 18, 2017, by and among First Foundation Inc., a Delaware corporation (“FFI”), First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of FFI (“First Foundation Bank”), PBB Bancorp, a California corporation (“PBB”), Premier Business Bank, a California state-chartered bank and wholly-owned subsidiary of PBB (“Premier Business Bank”), and the undersigned key employee or director (“Representative”) of PBB or Premier Business Bank.

WHEREAS, FFI and PBB are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which PBB will merge with and into FFI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of PBB Common Stock will be exchanged for shares of FFI Common Stock in the manner set forth therein.  Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately after the Merger, Premier Business Bank will merge with and into First Foundation Bank, with First Foundation Bank as the surviving bank.

WHEREAS, Representative owns shares of PBB Common Stock, and, as a result, Representative has a material economic interest in the consummation of the Merger.

WHEREAS, in order to induce FFI to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Acknowledgments by Representative; Support.

(a)Representative acknowledges that, by virtue of his or her positions with PBB and/or Premier Business Bank, he or she has developed considerable expertise in the business operations of PBB and Premier Business Bank and has access to extensive confidential information with respect to PBB and Premier Business Bank and has access to Trade Secrets (as defined below).  Representative recognizes that FFI and First Foundation Bank could be irreparably damaged, and FFI’s and First Foundation Bank’s substantial investment as a result of its acquisition of PBB and Premier Business Bank in the Merger could be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Trade Secrets; (ii) take certain actions relative to employees of PBB or Premier Business Bank; or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons.  Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(b)Representative agrees during the Applicable Period (as defined below) to support and refrain from (a) disparaging the goodwill of FFI and First Foundation Bank, (b) harming the customer and client relationships of FFI and First Foundation Bank, and (c) disparaging the business or banking reputation of FFI and First Foundation Bank.  For purposes of this Agreement, “Applicable Period” shall mean the period commencing on the Effective Time and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of FFI or First Foundation Bank.

2.Confidentiality; Trade Secrets.

(a)Other than for the benefit of PBB, Premier Business Bank, FFI or First Foundation Bank, Representative (i) shall make no use of Trade Secrets, or any part thereof, (ii) shall not disclose Trade Secrets, or any part thereof, to any other Person, and (iii) shall, upon the request of FFI or First Foundation Bank, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets now possessed or hereafter acquired by Representative, to FFI and First Foundation Bank.  For purposes of this Agreement, “Trade Secrets” shall mean all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to PBB or Premier Business Bank, plus any non-public personal information on any present or past customer or client of PBB or Premier Business Bank.  Notwithstanding the foregoing, “Trade Secrets” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and who is not known to Representative upon due inquiry to be bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

(b)Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Trade Secrets, that:

(i)Representative is required to disclose or reveal under any applicable law or regulation, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives FFI and First Foundation Bank prompt advance notice of such requirement.

(ii)Representative is otherwise required to disclose or reveal by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives FFI and First Foundation Bank prompt advance notice of such requirement.

(iii)Upon the advice of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives FFI and First Foundation Bank prompt advance notice of such requirement.

(c)Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)Representative acknowledges and agrees that any and all trade names and styles used by PBB or Premier Business Bank, including, but not limited to, the terms “Premier Business Bank,” “Premier Bank of Palos Verdes,” “First Mountain Bank,” and all trademarks, visual designs and logos under which PBB or Premier Business Bank did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with FFI and First Foundation Bank upon the Merger.  The undersigned agrees that use by any entity, other than FFI or First Foundation Bank, of the Marks in the counties set forth on Exhibit A hereto (the “Restricted Territory”) would both cause public and customer confusion, and dilute the value of FFI and First Foundation Bank’s investment. Therefore, the undersigned unconditionally agrees that during the Applicable Period, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the terms “Premier Business Bank,” “Premier Bank of Palos Verdes,” “First Mountain Bank” or any other Mark, is used for the purpose of doing business as a Financial Services provider, or in connection with the sale, promotion or marketing of Financial Services to the public in the Restricted Territory.

3.Non-Solicitation.

(a)In order that FFI and First Foundation Bank may have and enjoy the full benefit of ownership of PBB and Premier Business Bank and the business each conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, he or she shall not, directly or indirectly, without the prior written consent of FFI, on behalf of any Financial Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of FFI, First Foundation Bank, PBB or Premier Business Bank prior to the Effective Time to terminate, reduce or alter such person’s relationships with, or to take any action that would be disadvantageous to, FFI, First Foundation Bank, PBB or Premier Business Bank.  Nothing contained in this Section 3 is intended to prohibit general advertising or general solicitation not specifically directed at employees or customers of PBB, Premier Business Bank, FFI or First Foundation Bank.

(b)As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom PBB or Premier Business Bank has a relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof, and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union, and any commercial lender (including a lender making loans secured by accounts, real estate or any other collateral) of any kind.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, SBA and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom PBB or Premier Business Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger; provided, however, that general solicitation for business by PBB or Premier Business Bank, such as through television or media advertising or community outreach efforts, does not constitute active pursuit of a relationship.

4.Release.

(a)Representative acknowledges that he or she is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever that Representative has against PBB, Premier Business Bank, FFI and/or First Foundation Bank, except as expressly provided herein.  For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the Bank Merger, Representative, for himself or herself and on behalf of his or her heirs and assigns (the “Releasing Parties”), releases, acquits and forever discharges PBB, Premier Business Bank, FFI and First Foundation Bank and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of this Agreement, or in respect of any event occurring or circumstances existing on or prior to the date of this Agreement; provided, however, that PBB, Premier Business Bank, FFI and First Foundation Bank shall not be released from: (a) any obligations to Representative under or arising out of this Agreement or the Merger Agreement; (b) any vested rights that Representative has with respect to any benefit or equity or stock plan or agreement, and any rights Representative has as an equity or option holder of PBB; (c) any claims of Representative arising out of Representative’s relationship as a depositor and/or borrower of Premier Business Bank or First Foundation Bank; and (d) any potential claim for indemnification under the articles of incorporation or bylaws of PBB or Premier Business Bank (in each case as in existence on the date of this Agreement) for any matters arising in connection with Representative’s service as a director, officer or employee of PBB or Premier Business Bank relating to acts, circumstances, actions or omissions arising on or prior to the date of this Agreement to the extent such claims have not been asserted or are not known to Representative (collectively, the “Excluded Claims”).

(b)Representative further releases PBB, Premier Business Bank, FFI and First Foundation Bank from any unknown or unanticipated damages arising from the matters set forth in this Agreement (other than the Excluded Claims).  Representative acknowledges that Representative is familiar with, and hereby waives, all rights recognized the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being so familiar and aware, Representative expressly waives the effects of Civil Code §1542, as well as any analogous state or federal statute or regulation.  Thus notwithstanding the provisions of Civil Code §1542, and for the purpose of effecting a full and complete release, Representative expressly acknowledges that, except for claims arising out of this Agreement (and the Excluded Claims), this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action that Representative does not know of or suspect to exist in Representative’s favor as of the date of this Agreement and that this Agreement contemplates that all such claims and causes of action will be extinguished.

(c)Representative shall execute and deliver to FFI and First Foundation Bank a release of Representative with the same provisions as set forth in Section 4 from the date of this Agreement through the Effective Time if requested to do so by FFI or First Foundation Bank at or after the Effective Time.

(d)It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by PBB, Premier Business Bank, FFI and First Foundation Bank. Representative hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Representative may have or be entitled to against PBB, Premier Business

Bank, FFI and First Foundation Bank and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents except as set forth in Section 4 hereof.

5.Independence of Obligations.  The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and PBB, Premier Business Bank, FFI and First Foundation Bank, on the other; and the existence of any claim or cause of action by Representative against PBB, Premier Business Bank, FFI or First Foundation Bank shall not constitute a defense to the enforcement of such covenants against Representative.

6.Equitable Relief. Representative acknowledges and agrees that irreparable injury could result to FFI and/or First Foundation Bank in the event of a breach of any of the provisions of this Agreement and that FFI and/or First Foundation Bank will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy FFI and/or First Foundation Bank may have, FFI and/or First Foundation Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action.  In addition, after discussing the matter with Representative, FFI and/or First Foundation Bank shall have the right to inform any third party that FFI and/or First Foundation Bank reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FFI and/or First Foundation Bank hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with FFI and/or First Foundation Bank set forth in this Agreement may give rise to claims by FFI and/or First Foundation Bank against such Person(s).

7.Extension of Term of Restrictive Covenant.  If Representative violates any restrictive covenant contained in Sections 1 through 3, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 3 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Representative’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days.  If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

8.Termination.  This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 2(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b), 2(d), and 3 of this Agreement shall terminate at the end of the Applicable Period.

9.Confidentiality.  Representative agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by PBB and FFI, at which time Representative may only divulge such information as has been publicly disclosed by PBB and FFI.

10.Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

12.Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law.  If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to FFI or First Foundation Bank:

First Foundation Inc.
18101 Von Karman Avenue, Suite 700
Irvine, California 92612
Attention:  John Michel, Chief Financial Officer
Facsimile:  (949) 202-4187
E-mail:  jmichel@ff-inc.com

With a copy to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California  92626
Attention:   Joshua A. Dean, Esq.
Facsimile:  (714) 428-5991
E-Mail:  jdean@sheppardmullin.com

If to PBB or Premier Business Bank:

PBB Bancorp
700 S. Flower Street, 20th Floor
Los Angeles, California 90017
Attention: John R. Polen, President and CEO

Facsimile:  (213) 443-4898

E-mail:  john.polen@pbbla.com

With a copy to:

King, Holmes, Paterno & Soriano
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067
Attention:  Keith T. Holmes, Esq.
Facsimile:  (310) 282-8903
E-mail:  kholmes@khpslaw.com

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

14.Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of PBB, Premier Business Bank, FFI and First Foundation Bank.  Representative shall not be entitled to assign his or her obligations hereunder.  PBB, Premier Business Bank, FFI and First Foundation Bank may each assign its rights under this Agreement to any Person or its/their affiliates.

15.Governing Law; Jurisdiction.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.  Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

16.Independent Review and Advice.  Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of Representative’s own free will.  Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement.  The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17.Headings.  The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.Execution and Counterparts.  Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST FOUNDATION INC.

By:

Name:

Title:

FIRST FOUNDATION BANK

By:

Name:

Title:

PBB BANCORP

By:

Name:

Title:

PREMIER BUSINESS BANK

By:

Name:

Title:

REPRESENTATIVE

Name:

Address:

Signature Page to Non-Solicitation and Confidentiality Agreement

Exhibit A

Restricted Territory

The Restricted Territory shall be comprised of the following counties located in the State of California:

Los Angeles

San Bernardino

Orange

Riverside

Kern

Ventura

ANNEX B

Form of Support Agreement

SUPPORT AGREEMENT (this “Agreement”), dated as of December 18, 2017, by and among First Foundation Inc., a Delaware corporation (“FFI”), PBB Bancorp, a California corporation (“PBB”), and the undersigned shareholder of PBB (“Shareholder”).

WHEREAS, FFI and PBB are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which PBB will merge with and into FFI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of PBB Common Stock will be exchanged for shares of FFI Common Stock in the manner set forth therein.  Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately after the Merger, Premier Business Bank, a California state-chartered bank and wholly-owned subsidiary of PBB (“Premier Business Bank”), will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of FFI (“First Foundation Bank”), with First Foundation Bank as the surviving bank.

WHEREAS, Shareholder owns shares of PBB Common Stock (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”), and, as a result, Shareholder has a material economic interest in the consummation of the Merger.

WHEREAS, in order to induce FFI and PBB to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Agreement to Vote Shares.  Shareholder agrees that at any meeting of the shareholders of PBB which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, or in connection with any written consent of the shareholders of PBB, Shareholder shall:

(a)appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and

(b)vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (i) in favor of adoption and approval of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement; (ii) against any action or agreement submitted to the shareholders for their approval or consent that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of PBB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition

Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of Shareholder’s obligations under this Agreement.

2.Transfer of Shares.

(a)Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of FFI and PBB, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his or her covenants and obligations under this Agreement.

(b)Transfer of Voting Rights.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.Representations and Warranties of Shareholder. Shareholder represents and warrants to FFI and PBB that the following statements are true and correct and not misleading:

(a)Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b)Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d)Ownership.  Except as otherwise described in Appendix A or in connection with a charitable gift or donation as contemplated by Section 2(a), the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder.  Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance.  As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of PBB Common Stock set forth opposite Shareholder’s name on the signature page hereto.  Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)Consents and Approvals.  Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.No Solicitation.  Shareholder hereby agrees that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions specified in Section 6.5(b) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to PBB or Premier Business Bank, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of PBB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b) hereof, other than to recommend that shareholders of PBB vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and as otherwise expressly permitted by this Agreement or the Merger Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FFI and First

Foundation Bank with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5.Notice of Acquisition Proposals; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify FFI and PBB promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of PBB Common Stock or other securities of PBB of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will promptly (within 24 hours) advise FFI and PBB orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep FFI and PBB informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto.

6.Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to FFI and PBB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FFI and PBB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of FFI and PBB for any such failure and will not oppose the granting of such relief on the basis that FFI and PBB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with FFI or PBB seeking or obtaining such equitable relief.

7.Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time.  In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

8.Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs PBB to instruct its transfer agent, if any, to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.

9.Confidentiality.  Shareholder agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by FFI and PBB, at which time Shareholder may only divulge such information as has been publicly disclosed by FFI and PBB.

10.Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

12.Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

13.Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to FFI:

First Foundation Inc.
18101 Von Karman Avenue, Suite 700
Irvine, California 92612
Attention:  John Michel, Chief Financial Officer
Facsimile:  (949) 202-4187
E-mail:  jmichel@ff-inc.com

With a copy to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California  92626
Attention:   Joshua A. Dean, Esq.
Facsimile:  (714) 428-5991
E-Mail:  jdean@sheppardmullin.com

If to PBB

PBB Bancorp
700 S. Flower Street, 20th Floor
Los Angeles, California 90017
Attention: John R. Polen, President and CEO

Facsimile:  (213) 443-4898

E-mail:  john.polen@pbbla.com

With a copy to:

King, Holmes, Paterno & Soriano
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067
Attention:  Keith T. Holmes, Esq.
Facsimile:  (310) 282-8903
E-mail:  kholmes@khpslaw.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

14.Assignment; Binding Effect.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.Governing Law; Jurisdiction.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.  Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

16.Independent Review and Advice.  Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will.  Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement.  The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17.Headings.  The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.Execution and Counterparts.  Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST FOUNDATION INC.

By:

Name:

Title:

PBB BANCORP

By:

Name:

Title:

SHAREHOLDER

Name:  Number of Shares Owned

Address:

Signature Page to Support Agreement

Appendix A

Exceptions to Representations:

☐  Check the box if the following statement is applicable:  The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐  Check the box if the following statement is applicable:  The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

ANNEX C

Form of Certificate of Merger

CERTIFICATE OF MERGER
OF

PBB BANCORP

INTO
FIRST FOUNDATION INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST:  The name of the surviving corporation is First Foundation Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is PBB Bancorp, a California corporation.

SECOND:  The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the DGCL.

THIRD:  The name of the surviving corporation is First Foundation Inc., a Delaware corporation.

FOURTH:  The certificate of incorporation of the surviving corporation shall be the certificate of incorporation of First Foundation Inc., as amended and in effect at the effective time of the merger.

FIFTH: The authorized capital stock of PBB Bancorp is comprised of 10,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

SIXTH:  The merger is to become effective on [___________], at [_____] Eastern Time.

SEVENTH:  The Agreement of Merger is on file at 18101 Von Karman Avenue, Suite 700, Irvine, California 92612, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on the [___] day of [_________], 2018.

FIRST FOUNDATION INC.

By:____________________________

Authorized Officer
Name: John Michel
Title: Chief Financial Officer

ANNEX D

Form of Agreement of Merger

AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of [____________], 2018 (this “Merger Agreement”), is adopted and made by and between Premier Business Bank, a California banking corporation (“Premier Business Bank”), and First Foundation Bank, a California banking corporation (“First Foundation Bank”).

WHEREAS, Premier Business Bank is a wholly-owned subsidiary of PBB Bancorp, a California corporation (“PBB”);

WHEREAS, First Foundation Bank is a wholly-owned subsidiary of First Foundation Inc., a Delaware corporation (“FFI”);

WHEREAS, FFI and PBB have entered into an Agreement and Plan of Reorganization and Merger, dated as of December 18, 2017 (the “Agreement”), providing for the merger of PBB with and into FFI, with FFI as the surviving corporation (the “Parent Merger”);

WHEREAS, contingent upon the Parent Merger and immediately following the time in which the Parent Merger becomes effective, the parties to this Merger Agreement intend to effect the merger of Premier Business Bank with and into First Foundation Bank, with First Foundation Bank as the surviving corporation (the “Merger”), on the terms and subject to the conditions herein provided; and

WHEREAS, the Boards of Directors of Premier Business Bank and First Foundation Bank have approved and deemed it advisable to consummate the Merger on the terms and subject to the conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.The Merger.

(a)Effective Time.  The Merger and this Merger Agreement shall be effective as and at the time provided in Section 4887(b) of the California Financial Code (the “Effective Time”).

(b)Effect of the Merger.  At the Effective Time, Premier Business Bank shall be merged with and into First Foundation Bank and the separate corporate existence of Premier Business Bank shall cease.  First Foundation Bank shall be the surviving corporation in the Merger (the “Surviving Bank”).  At such time, without other transfer, all the property, rights, privileges, powers and franchises of Premier Business Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Premier Business Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.  The separate existence of the Surviving Bank as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)Name.  The name of the Surviving Bank shall be “First Foundation Bank.”

2.Corporate Governance.

(a)Articles of Incorporation; Bylaws.  From and after the Effective Time and until thereafter amended in accordance with applicable law, (i) the Articles of Incorporation of First Foundation Bank as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation of the Surviving Bank; and (ii) the Bylaws of First Foundation Bank as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of the Surviving Bank.

(b)Board of Directors and Officers.  The directors and officers of First Foundation Bank immediately prior to the Effective Time will be the directors and officers of the Surviving Bank from and after the Effective Time, in each case until they are removed or their successors are elected and qualified.

3.Effect of Merger on Outstanding Shares.

(a)Shares of Premier Business Bank.  By virtue of the Merger and without any action on the part of the holder of any capital stock of Premier Business Bank, at the Effective Time, all shares of Premier Business Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

(b)Shares of First Foundation Bank.  Each share of capital stock of First Foundation Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.General Provisions.

(a)Conditions Precedent.  The respective obligations of each of First Foundation Bank and Premier Business Bank to consummate the Merger are subject to the fulfillment, or written waiver by the party entitled to satisfaction thereof prior to the Effective Time, of each of the following conditions:

(i)This Merger Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of Premier Business Bank in lieu of a meeting of shareholders;

(ii)All approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

(iii)No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Merger Agreement; and

(iv)The Parent Merger shall have been consummated pursuant to the Agreement.

(b)Termination.  In the event that the Agreement is terminated pursuant to Section 8.1 thereof, this Merger Agreement shall be terminated and the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.  This Merger Agreement also may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto.

(c)Amendment. Subject to applicable law, this Merger Agreement may be amended by First Foundation Bank and Premier Business Bank at any time prior to the Effective Time.  This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(d)Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other parties.

(e)Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(f)Further Actions.  The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable in order to vest in and confirm to the Surviving Bank title to and possession of Premier Business Bank’s property, rights, privileges, powers and franchises hereunder, and otherwise carry out the intent and purposes of this Merger Agreement.

(g)Counterparts. This Merger Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

FIRST FOUNDATION BANK By: Name: David DePillo Title:President By: Name: John Michel Title:Secretary

PREMIER BUSINESS BANK By: Name: John R. Polen Title:President and Chief Executive Officer By: Name: Kathleen Y. Watanabe Title:Secretary

[Signature Page to Agreement of Merger]

CERTIFICATE OF APPROVAL
OF

AGREEMENT OF MERGER

David DePillo and John Michel hereby certify that:

1.They are the President and Secretary, respectively, of First Foundation Bank, a banking corporation organized under the laws of the State of California.

2.The Agreement of Merger in the form attached was duly approved by the Board of Directors of First Foundation Bank.

3.Pursuant to Section 1201(b) of the California Corporations Code, approval of First Foundation Bank’s shareholders is not required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  [_____________], 2018

    David DePillo, President

    John Michel, Secretary

[Signature Page to Certificate of Approval – First Foundation Bank]

CERTIFICATE OF APPROVAL
OF

AGREEMENT OF MERGER

John R. Polen and Kathleen Y. Watanabe hereby certify that:

1.	They are the President and Chief Executive Officer, and the Secretary, respectively, of Premier Business Bank, a banking corporation organized under the laws of the State of California.
2.	The Agreement of Merger in the form attached was duly approved by the Board of Directors of Premier Business Bank.
3.	Premier Business Bank has only one class of shares outstanding and the total number of shares entitled to vote on the merger was 100.
4.

The principal terms of the Agreement of Merger in the form attached were approved by the sole shareholder of Premier Business Bank by the vote of a number of shares which equaled or exceeded the vote required.  The percentage vote required was one hundred percent of the issued and outstanding shares of common stock of Premier Business Bank.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  [__________], 2018

    John R. Polen, President and Chief
Executive Officer

    Kathleen Y. Watanabe, Secretary

[Signature Page to Certificate of Approval – Premier Business Bank]